Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$350,000,000

Three-Month LIBOR Senior Notes, due October 2016

FINAL TERM SHEET

Dated October 23, 2006

Issuer:	Bank of America Corporation

Ratings:	Aa2 (Moody’s)/AA- (S&P)/AA- (Fitch)

Title of the Series:	$350,000,000 Three-Month LIBOR Senior Notes, due October 2016

Total Aggregate Principal Amount Initially Being Issued:	$350,000,000

Issue Price:	100%

Trade Date:	October 23, 2006

Settlement Date:	October 26, 2006 (DTC)

Stated Maturity Date for Principal:	October 14, 2016

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	Actual/360

Record Dates:	For book-entry only notes, one business day prior to payment date. If notes are not held in book-entry only form, record dates will be January 1, April 1, July 1 and October 1.

Base Rate:	3-Month LIBOR (Telerate)

Index Maturity:	90 days

Spread:	26 bps

Interest Payment Dates:	January 14, April 14, July 14, October 14, beginning January 14, 2007.

Interest Periods:	Quarterly. The initial interest period will be the period from, and including, October 26, 2006 to, but excluding, January 14, 2007, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date.

Interest Determination Date:	Second London banking day preceding the settlement date and each applicable interest reset date.

Interest Reset Dates:	January 14, April 14, July 14, October 14, beginning January 14, 2007.

Redemption:	None

Conversion:	The notes will not be convertible into any of our other notes or securities.

Listing:	None

Simultaneous Offering:	$1,250,000,000 aggregate principal amount of 5.625% Senior Notes, due October 2016.

Calculation Agent:	The Bank of New York

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Bear, Stearns & Co., Inc. HSBC Securities (USA), Inc. Blaylock & Company, Inc. The Williams Capital Group, L.P.

CUSIP:	060505CR3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.